                                                                   EXHIBIT 11.

                          DMI FURNITURE, INC.

                  CALCULATIONS OF EARNINGS PER SHARE



                                                         THREE MONTHS ENDED
                                                   ----------------------------
                                                    Nov. 29,          Nov. 30,
                                                       1997             1996
                                                   ----------         ---------

Net income (loss) (Note 7)                          $810,000           $861,000
                                                   =========          =========

Average shares of common stock
 and common equivalents
 outstanding:

 Average common shares
 outstanding                                       3,156,406          3,056,212

 Common stock equivalents--
 dilutive options and convertible
 preferred stock(a)                                2,920,886          2,799,868
                                                   ----------         ---------
Average shares of common
 stock and common stock
 equivalents outstanding                           6,077,292          5,856,080
                                                   =========          =========


Earnings (loss) per common share (Notes 3 and 7)       $0.13              $0.15
                                                       =====              =====



                                          82